Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Franklin Covey Co.:

Under date of November 23, 2005, we reported on the consolidated balance sheets of Franklin Covey Co. and subsidiaries as of August 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2005, which are included in Franklin Covey Co.’s annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the annual report on Form 10-K. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2, the consolidated financial statements as of August 31, 2004 and for each of the years ended August 31, 2004 and 2003 have been restated.

KPMG LLP

Salt Lake City, Utah
November 23, 2005

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